CONSENT OF ROBERT SIM

I consent to the inclusion in this registration statement on Form S-3 of NovaCopper Inc., as amended, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical report titled “Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska, USA” dated effective January 31, 2013.

DATED:	March 11, 2013

/s/ Robert Sim
Name: Robert Sim